Exhibit 10.18

OFFICE BUILDING LEASE

NEWQUEST OFFICE PARK

BY AND BETWEEN:

DEEP DOWN, INC.
TENANT

A-K-S-L 49 BELTWAY 8, L.P.

LANDLORD

NOVEMBER 24. 2008

TABLE OF CONTENTS

SECTION		PAGE
1.	LEASED PREMISES; COMMON AREA	1
2.	TERM	1
3.	SECURITY DEPOSIT	2
4.	RENT AND OTHER AMOUNTS PAYABLE BY TENANT	2
5.	POSSESSION	7
6.	USE	7
7.	SERVICE TO BE PROVIDED BY LANDLORD	8
8.	REPAIR AND MAINTENANCE	9
9.	LANDLORD'S INSURANCE; FIRE AND CASUALTY	9
10.	COMPLIANCE WITH LAWS AND USAGE	10
11.	INDEMNITY	11
12.	WAIVER OF LIABILITY	11
13.	WAIVER OF SUBROGATION	11
14.	TENANTS INSURANCE	11
15.	ADDITIONS AND FIXTURES	12
16.	ASSIGNMENT AND SUBLETTING	12
17.	SUBORDINATION AND ATTORNMENT	14
18.	RULES AND REGULATIONS	14
19.	EMINENT DOMAIN	15
20.	ACCESS BY LANDLORD	13
21.	LANDLORD'S LIEN AND SECURITY INTEREST	15
22.	DEFAULT AND REMEDIES	15
23.	NONWAIVER	18
24.	HOLDING OVER	18
25.	NOTICE	18
26.	LANDLORD'S MORTGAGEE	18
27.	QUIET ENJOYMENT	19
28,	TIME OF ESSENCE	19
29.	MECHANIC'S LIEN	19
30.	MEMORANDUM OF LEASE	19
31.	INVALIDITY OF PARTICULAR PROVISIONS	19
32.	WAIVER OF BENEFITS	19
33.	WAIVER OF TRIAL BY JURY	19
34.	MISCELLANEOUS TAXES	19
35.	SUBSTITUTE PREMISES	19
36.	BROKERAGE	19
37.	NO REINSTATEMENT	20
38,	LIMITATION OF IMPLIED WARRANTY	20
39.	CAPTIONS AND BINDING EFFECT	20
40.	INTEREST	20
41.	GUARANTY	20
42.	ATTORNEYS' FEES	20
43.	FORCE MAJEURE	20
44.	USE OF LANGUAGE	20
45.	DAMAGE FROM CERTAIN CAUSES	20
46.	GOVERNING LAW	20
47.	ASBESTOS OR OTHER HAZARDOUS SUBSTANCES	20
48.	AMENDMENT	21
49.	ENTIRE AGREEMENT	21

EXHIBIT "A" - DEPICTION OF LEASED PREMISES: I.EGAL DESCRIPTION

EXHIBIT "B" - LANDLORD'S WORK LETTER

EXHIBIT "C" - PYLON SIGN

EXHIBIT "D" - FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT EXHIBIT "E" - RENEWAL OPTION

i

OFFICE BUILDING LEASE

THIS OFFICE BUILDING LEASE ("Lease') is entered into by and between A-K-S-L 49 BELTWAY 8. L.P., a Texas limited partnership ("Landlord") and DEEP DOWN. INC., a Nevada corporation ("Tenant").

WITNESSETH:

1.           LEASED PREMISES; COMMON AREA.

(a)           Landlord hereby leases to Tenant and Tenant hereby Leases from Landlord approximately 8,856 square feet of Rentable Area on the first ( 1st) floor designated in the office building within NewQuest Office located at 8827 W. Sam Houston Parkway N., Houston, Harris County, Texas (the Park "Building"). The area hereby leased in the Building is hereinafter called "Leased Premises- and is outlined on the floor plan drawing designated as Exhibit "A" attached hereto and made a part hereof. and the legal description of the land on which the Building is located is described in Exhibit "A". The land on which the Building is located. the Building. and any parking garage or other parking facility for use by tenants of the Building are collectively referred to herein as the "Project'.

The term "Rentable Area as used shall mean: On each floor of the Building on which the entire space rentable to tenants is or will be leased to one tenant, the Rentable Area for such floor ("Single Tenant Floor”) shall be the entire area bounded by the exterior or the exterior walls of the Building on such floor less the area contained within the building stairs, vertical ducts, elevator shafts, flues, vents. Stacks, and pipe shafts. All the area on any Single Tenant Floor that is used for elevator lobbies, corridors, special stairways, restrooms, mechanical rooms, electrical rooms, telephone closets and all vertical penetrations that are included for the special use by Tenant and columns and other structural portions of the Building shall he included within the Rentable Area for such floor.

On each floor of the Building on which space is or will be leased to more than one tenant, the Rentable Area attributable to each such lease shall be the total of ( i) the entire area included within the leased premises covered by such lease, being the area bounded by the exterior of the exterior wall or walls of the Building bounding such leased premises, the exterior of all walls separating such leased premises, from any public corridors or other public areas on such floor, and the centerline of all walls separating such leased premises from other areas leased or to be leased to other tenants on such floor, and (ii) a pro rata portion of the area covered by the elevator lobbies, corridors. restrooms, mechanical rooms, electrical rooms and telephone closets or other common area situated on such floor.

The Rentable Area for the entire Building shall be deemed to be 50,710 square feet for the purposes of this Lease. The Rentable Area contained within the Leased Premises and the Rentable Area of the Building shall be deemed for all purposes of the Lease to be the number of square feet set forth above. regardless of minor variations resulting from construction of the Building and/or tenant improvements.

(b)           Except to the extent that Landlord is obligated to construct improvements in the Leased Premises, as provided on Exhibit "B" attached hereto and made a part hereof for all purposes. the Leased Premises are delivered to Tenant and are being leased "AS IS" and "WITH ALL FAULTS." and Landlord makes no representation or warranty of any kind, expressed or implied, with respect to the condition of the Leased Premises (including habitability, fitness or suitability for particular purpose of the Leased Premises, or that the Building or the improvements to the Leased Premises have been constructed in a good and workmanlike manner). TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD HEREBY DISCLAIMS. AND TENANT WAIVES THE  BENEFIT OF, ANY AND ALL EXPRESS OR IMPLIED WARRANTIES. INCLUDING IMPLIED WARRANTIES OF HABITABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, OR THAT THE BUILDING OR THE IMPROVEMENTS IN THE LEASED PREMISES HAVE BEEN CONSTRUCTED IN A GOOD AND WORKMANLIKE MANNER. TENANT EXPRESSLY ACKNOWLEDGES THAT LANDLORD DID NOT CONSTRUCT OR APPROVE THE QUALITY OF CONSTRUCTION OF THE BUILDING.

(c)           The "Common Area" of the Building as it shall exist from time to time shall be that part of the Building designated by Landlord from time to time for the common use of all tenants, (including among other facilities, elevators. tunnels, skyways, halls, lobbies. delivery passages, drinking fountains, public toilets and the like). Landlord reserves the right to change from time to time the dimensions and location of the Common Area, Tenant, and its employees and invitees, shall have the nonexclusive right to use the Common Area constituted from time to time, such use to be in common with Landlord, other tenants of the Building, and other persons entitled to use the same, and subject to the rules and regulations governing use as Landlord may from time to time prescribe. Tenant shall not solicit business or display merchandise within the Common Area, distribute handbills therein, or take any action which would interfere with the rights of other persons to use the Common Area.

(d)           Tenant shall have the right to use thirty-six (36) unreserved parking spaces on a non-exclusive basis at no charge during the Term of the Lease. Subject to availability, Tenant may lease from Landlord reserved parking spaces on an exclusive basis for Tenant's employees, and Tenant shall pay to Landlord, as Additional Rent therefor, Thirty-Five Dollars ($35.00) per month for each reserved parking space.

2.           TERM. The term of this Lease ("Term") shall be for a period of eighty-nine (89) months, commencing on the date that is five (5) days following the substantial completion by Landlord of the Leasehold Improvements pursuant to Exhibit B attached hereto and terminating on the last day of the eighty-ninth (89th) month thereafter. The estimated date on which Landlord will deliver the Leasehold Improvements is February 15, 2009.

3.          SECURITY DEPOSIT. Intentionally Deleted.

4.          RENT AND OTHER AMOUNTS PAYABLE BY TENANT.

(a)                   As base rental for the Lease and use of the Leased Premises ("Base Rent"), Tenant will pay landlord at the Building managers office or other location as Landlord may direct, without demand and without deduction. abatement or setoff (except as otherwise expressly provided for in Paragraph 9 or Paragraph 19), the sum of SIXTEEN AND 50/100 DOLLARS ($16.50) per square foot of Rentable Area of the Leased Premises per year at the monthly Rent of Twelve Thousand One Hundred Seventy-Seven and 00/100 Dollars ($12,177.00) for months six (6) through seventeen (17) of the Term; then SEVENTEEN AND 00/100 DOLLARS ($17.00) per square foot of Rentable Area of the Leased Premises per year at the monthly Rent of Twelve Thousand Five Hundred Forty-Six and 00/100 Dollars ($12,546.00) for months eighteen (18) through twenty-nine (29) of the Term; then SEVENTEEN AND 50/100 DOLLARS ($17.50) per square foot of Rentable Area of the Leased Premises per year at the monthly Rent of Twelve Thousand Nine Hundred Fifteen and 00/100 Dollars ($12,915.00) for months thirty (30) through forty-one (41) of the Term; then EIGHTEEN AND 00/100 DOLLARS ($18.00) per square foot of Rentable Area of the Leased Premises per year at the monthly Rent of Thirteen Thousand Two Hundred Eight-Four and 00/100 Dollars ($ 13,284.00) for months forty-two(42) through fifty- three (53) of the Term; then EIGHTEEN AND 50/100 DOLLARS ($18.50) per square foot of Rentable Area of the Leased Premises per year at the monthly Rent of Thirteen Thousand Six Hundred Fifty-Three and 00/100 Dollars ($13,653.00) for months fifty-four (54) through sixty-five (65) of the Term; then NINETEEN AND 00/100 DOLLARS ($19.00) per square foot of Rentable Area of the Leased Premises per year at the monthly Rent of Fourteen Thousand Twenty-Two and 00/100 Dollars ($14,022.00) for months sixty-six (66) through seventy-seven (77) of the Term; then NINETEEN AND 50/100 DOLLARS ($19.50) per square foot of Rentable Area of the Leased Premises per year at the monthly Rent of Fourteen Thousand Three Hundred Ninety-One and 00/100 Dollars ($14,391.00) for months seventy- eight (78) through eighty-nine (89) of the Term. No Base Rent shall be payable during months one (1) through five (5) of the Term. Beginning on the sixth month of' the Term, Base Rent shall be paid in advance on the first day of each calendar month,. for each and every month in the Term, in lawful money of the United States. If the Term does not commence on the first day of a calendar month or end on the last day of a calendar month, Tenant will pay in advance a pro rata part of such sum as Base Rent for such partial month, which pro rata amount shall be figured on the ratio that the number of days from the first day of the Term bears to the total number of days in the first calendar month of the Term.

(b)                   Beginning on the sixth month of the Term, Tenant agrees to pay as additional rent, as hereafter provided, an amount equal to Tenant's "Pro Rata Share" of  ''Operating Expenses" as such quoted terms are herein defined) adjusted from time to time, pursuant to the provisions hereafter stated. As used herein, the term "Pro Rata Share" shall mean 17.46%, which is the percentage obtained by dividing the rentable square feet of area in the Premises, which is stipulated to be 8,856 rentable square feet by the total number of square feet of area in the Building, which is stipulated to be 50,710 rentable square feet. Landlord shall utilize accounting records and procedures conforming to generally accepted accounting principles, consistently applied, with respect to all aspects of determining Tenant's Pro Rata Share of the Total Cost (herein defined). As used herein, the term "Operating Expenses' means all expenses, costs and disbursements of every kind which Landlord shall pay in connection with the operation and maintenance of the Project, including, without limitation, the following:

(i)      wages, salaries and fees of all personnel or entities engaged in the operation, maintenance or security of the Project, including taxes, insurance and benefits relating thereto: provided, however, that if during the Term such personnel or entities are working on other projects periodically developed or operated by Landlord as well as working on the Project, their wages. salaries, fees and related expenses shall be appropriately allocated among all of such projects and only those portions of such expenses reasonably allocable to the Project shall be included as Operating Expenses;

(ii)      all supplies and materials used in the operation, repair, cleaning and maintenance of the Project;

(iii)     cost of all maintenance, security and service agreements for the Project and the equipment thereon, including, without limitation. alarm service, janitorial service, trash removal service, window cleaning, elevator maintenance, landscaping, lawn care and irrigation service, and parking area maintenance;

(iv)     cost of all insurance relating to the Project for which Landlord is responsible hereunder, or which Landlord considers reasonably necessary for the operation of the Project, including. without limitation, the cost of casualty and liability insurance applicable to the Project and Landlord's personal property used in connection therewith, and the cost of business interruption insurance in such amounts as will reimburse Landlord for all losses of earnings and other income attributable to such perils as are commonly insured against by prudent landlords;

(v)    all taxes, assessments, and other governmental charges, whether federal, state, county. or municipal, and whether assessed by taxing districts or authorities presently taxing the Project or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation (including, without limitation, any sales or use taxes), exclusive of any inheritance, gift, franchise, income, corporate or profit taxes which may be assessed against Landlord;

(vi)           cost of repairs and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or paid directly by Tenant or other third parties, and excluding alterations, other than those standard for the Project, which are performed for the benefit of tenants on the Project):

(vii)           amortization of the cost of installation of capital improvement items which are primarily to reduce operating costs for the benefit of all tenants on the Project or to enhance the Project or which may be required by any governmental authority. All such costs, including interest costs, shall be amortized over the reasonable life of the capital investment items, with the reasonable life and amortization schedule being determined by Landlord according to generally accepted accounting principles, but in no event to extend beyond the reasonable life of the Building;

(viii)           all charges for utilities (including. but not limited to, water, sewer, electricity and gas) paid by Landlord;

(ix)           rent or rental value of Landlords leasing and management offices on or near the Project;

(x)           Landlord's central accounting costs, together with the costs of all audits required by the terms of this Lease, and legal and appraisal fees relating to the operation of the Project; and

(xi)           the property management fee (not to exceed 4% of total Base Rent per year for the Building) which is from time to time in effect and which is due to the manager of the Project.

Notwithstanding anything to the contrary contained in the Lease, the following items shall be excluded from the calculation of Total Costs:

(A)                Corporate Overhead. All costs associated with the operation of the business of the entity which constitutes "Landlord" or "Landlord's managing agent" (as distinguished from the costs of the operations of the Building/Project) including, but not limited to, Landlord's or Landlord's managing agent's general corporate overhead and general administrative expenses, legal,. risk management, and corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges, asset management fees, administrative fees, any costs that would normally be considered included in a management fee (e.g., property accounting charges, local area network ("LAN") and wide area network ("WAN") charges, travel expenses for company meetings or training. etc.), placement/recruiting fees/costs for employees whether they are assigned to the Building/Project or not, employee training programs, real estate licenses and other industry certifications, health/sports club dues, employee parking and transportation charges, tickets to special events, costs of any business licenses regardless if such costs are considered a form of Real Estate Tax, costs of defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interests in the Building/Project, bad debt loss, rent loss or any reserves thereof, and costs incurred in connection with any disputes between Landlord and/or Landlord's management agent and their employees, tenants or occupants, and providers of goods and services to the Building/Project;

(B)                Leasing. Any cost relating to the marketing, solicitation, negotiation and execution of leases of space in the Building/Project, including without limitation, promotional and advertising expenses, commissions, finders fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants or other occupants, the amount at' any allowances or credits paid to or granted to tenants or other occupants of any such design or construction, and all other costs of alterations of space in the Building/Project leased to or occupied by other tenants or occupants;

(C)                Executive/Unrelated/Off-Site Salaries. Wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord's managing agent above the grade of Building Manager as such term is commonly understood in the property management industry, provided, however, all wages, salaries and other compensation otherwise allowed lobe included in Operating Costs shall also exclude any portion of such costs related to any employee's time devoted to other efforts unrelated to the maintenance and operation of the Building/Project;

(D)                Competitively Bid. Any amount paid by Landlord or Landlord's managing agent to a subsidiary or affiliate of Landlord or Landlord's managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the Building/Project, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceeds the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord or Landlord's managing agent on a competitive basis and are consistent with those incurred by similar buildings in the same metropolitan area in which the Building/Project is located;

(E)             Ground Lease. Any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Building/Project, and any costs related to any reciprocal easement agreement, and/or covenant, condition and restriction agreement;

(F)             Office & Parking Charges. Any office rental and any parking charges, either actual or nor, for the Landlord's and/or Landlord's managing agent's management, engineering, maintenance, security, parking or other vendor personnel:

(G)             Building Defects. Any costs incurred in connection with the original design, construction, landscaping and clean-up of the Building/Project or any major changes to same, including but not limited to, additions or deletions of floors, renovations of the common areas (except as otherwise expressly permitted under this BOCA), correction of defects in design and/or construction of the Building/Project including defective equipment, replacement of major components which have reached the and of their useful life irrespective of whether the replacement may result in reducing the Total Costs, and the repair of damage to the Building/Project in connection with any type of casualty, event of damage or destruction or condemnation;

(H)            Capital. All costs of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied. and sound management practices, except (i)any capital improvement made to the Building which actually reduces Total Costs, amortized on a straight- line basis, including interest as the lesser of the interest rate actually paid by Landlord or 7.0% per annum, over the improvement's useful life in accordance with generally accepted accounting principles, provided, however, the annual amortization shall not exceed the annual amount of Total Costs actually saved as a result of such capital improvement, or (ii) capital expenditures required by government regulation or law enacted after the Commencement Date, the amount of such costs to be amortized on a straight-line basis, with interest at the lesser of the interest rate actually paid by Landlord or 7.0% per annum, over the asset's useful life in accordance with generally accepted accounting principles, or (iii) any cost incurred which is not considered annual recurring routine maintenance but maintains the general appearance of the Building/Project (i.e., painting of the common areas, replacement of carpet in common areas. maintenance of stone/tile) with the amount of all such costs to be amortized on a straight-line basis over the useful life, with interest at the lesser of the interest rate actually paid by Landlord or 7.0% per annum;

(I)              Other Capital, Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, the cost of which if purchased would be excluded from Total Costs as a capital cost, excepting from this exclusion equipment not affixed to the Building/Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Building/Project;

(J)             Building Codes/ADA. Any cost incurred in connection with upgrading the Building/Project to comply with insurance requirements, life safety codes, ordinances, statutes, or other laws as such laws are in effect prior to the Commencement Date, including without limitation the Americans With Disabilities Act (or similar laws, statutes, ordinances or rules imposed by the State, County. City, or other agency where the Building/Project is located), including penalties or damages incurred as a result of non-compliance;

(K)            Hazardous Material. Any cost or expense related to monitoring, testing, removal, cleaning, abatement or remediation of any "hazardous material", including toxic mold, in or about the Building/Project or real property, and including, without limitation, hazardous substances in the ground water or soil;

(L)             Reimbursements. Any cost of any service or items sold or provided to tenants or other occupants for which Landlord or Landlord's managing agent has been or is entitled to be reimbursed by such tenants or other occupants for such service or has been or is entitled to be reimbursed by insurance or otherwise compensated by parties other than tenants of the Building/Project to include replacement of any item covered by a warranty;

(M)           Benefits to Others. Expenses in connection with services or other benefits which are provided to another tenant or occupant of the Building/Project and which do not benefit Tenant to include the repairs and maintenance of the common area of a multi-tenant floor (e.g. elevator lobby, restrooms and hallways) if Tenant is a full-floor tenant and such repairs and maintenance are not provided to Tenant;

(N)           Other Taxes. Landlord's gross receipts taxes for the Building/Project, personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, franchise, gift and transfer taxes, and all other Real Estate Taxes relating to a period payable or assessed outside the term of the Lease;

(O)            Special Assessment. Special assessments or special taxes initiated as a means of financing improvements to the Building/Project and the surrounding areas thereof;

(P)            Advertising/Promotion/Gifts. All advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events but excluding any cost associated with life safety information services;

(Q)            FinesPenalties. Any fines, costs, lace charges. liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord's managing agent;

(R)            Contributions/Dues/Subscriptions. Any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions. excepting the Building's/Project's annual membership dues in the local Building Owners and Managers Association ("BOMA").

(S)            Art. Costs, other than those incurred in ordinary maintenance and repair, for sculptures. paintings, fountains or other objects of art or the display of such items;

(T-)            Concessionaires. Any compensation or benefits paid to or provided to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord;

(U)            Insurance. Costs incurred by Landlord for the repair of damage to the Building/Project caused by fire, windstorm, earthquake or other casualty, condemnation or eminent domain to include terrorism or environmental other than deductibles not to exceed (i) $15,000 to Tenant per occurrence for windstorm, and (ii) Tenant's Pro Rata Share of $10,000 per occurrence for other casualties;

(V)             Other Insurance. Any increase in the cost of Landlord's insurance caused by a specific use of another tenant or by Landlord;

(W)            Reserves. Any reserves of any kind;

(X)            Telecommunications. Any cost incurred in connection with modifying, upgrading, replacing, repairing or maintaining any component of the Building's telecommunication systems which is not used by Tenant; and

(Z)            Parking. Any maintenance, repair or replacement of the canopies installed in the parking area for the exclusive use of certain tenants on a reserved basis.

In determining the amount of Operating Expenses for any calendar year (i) if less than 95% of the Building shall have been occupied by tenants and fully used by them, at any time during the year, Landlord shall make an appropriate adjustment in accordance with industry standards and generally accepted accounting principles, consistently applied, to the Building/Project and Operating Expenses shall be increased to an amount equal to the like operating expense which would normally be expected to be incurred had such occupancy been 95% and had such full utilization been made during the entire period, or (ii) if the Landlord is not furnishing any particular work or service (the cost of which if' performed by the Landlord would constitute an Operating Expense) to tenants who have undertaken to perform such work or service in lieu of the performance thereof by the Landlord, Operating Expenses shall he deemed for the purposes of this Paragraph to he increased by an amount equal to the additional Operating Expense which would have reasonably been incurred during such period by the Landlord if it had at its own expense furnished such work or service. Tenant shall not pay Total Costs that exceed cost actually paid by Landlord.

(C)            Other Adjustments.

(i)   Net Expenses. Operating Expenses. Tax (herein defined) and Insurance Charges (herein defined) shall be "net" only and shall therefore be reduced by all cash discounts, trade discounts, quantity discounts, rebates, refunds, credits, or other amounts received by Landlord or Landlord's managing agent, including any such related amounts from tenants of the Building/Project, for its purchase of or provision of any goods, utilities, or services:

(ii)  Partial Year. Building/Project Operating Expenses that cover a period of  time not entirely within the Term of the Lease shall be prorated based on the actual number of days in the year:

(iii)   Vacancy Credit. Except in the event, Operating Expenses are to be "grossed up”, in the event Tenant ceases to occupy (but still leases) the Premises or any portion thereof, Tenant shall receive a credit against rent (for example, a credit to either Base Rent or Tenant's Pro Rata Share of Operating Costs) equal to Tenant's Pro Rata Share of the reduction in the cost of utilities not incurred as a result of such vacancy;

(iv)   Duplicate Charges. Landlord shall not (i) profit by including items in Operating Costs and/or Real Estate Taxes that are otherwise also charged separately to others, or (ii) collect Operating Costs and/or Real Estate Taxes from Tenant and all other tenants/occupants in the Building/Project in an amount in excess of what Landlord actually incurred for the items included in Operating Costs:

(d)       Tenant further agrees to pay as part of "Additional Rent", an amount equal to Tenant's Pro Rata Share of the "Tax" and "Insurance Charges" (as hereafter defined) adjusted from time to time, as hereafter provided:

(i)          The phrases "Tax" and "Taxes", as used herein, shall mean all taxes, assessments, impositions, levies, charges, and other sums (whether now existing or hereafter arising, whether foreseen or unforeseen and whether made under the present system of real estate taxation or some other system), levied, assessed. charged or imposed by any governmental authority or other taxing authority (including, but not by way of limitation, municipal utility district taxing authorities) or which accrue upon the Project for any Calendar Year (or portion thereof) during the Term, including, without  limitation, any future tax upon rents received by Landlord (to he distinguished from income, franchise or profit taxes), as well as any costs incurred by Landlord contesting any such Taxes or obtaining consultants relative to any tax assessments, together with all penalties, interest and other charges (with respect to taxes) payable by reason of any delay and/or failure or refusal of Tenant to make timely payment as required under this Lease. "Taxes" shall not include any of Landlord's income, franchise or profit, estate, inheritance or gift taxes.

(ii)          The phrase "Insurance Charges" shall mean the total annual insurance premiums which accrue on all fire and extended coverage insurance, boiler insurance, public liability and properly damage insurance, rent insurance, and any other insurance which, from time to time, may, at Landlord's election, be carried by Landlord with respect to the Project during any Calendar Year (or portion thereof) during the Term; provided, however, that in the event, during any such Calendar Year, all or any part of such coverage is written under a blanket policy or other policy form whereby Landlord is unable to determine a specific insurance premium charge applicable to the Project (or to determine an equitable manner in which to prorate such charge among the properties covered by such policy), then in such event, the amount considered to be the Insurance Charge with respect to such policy shall be that amount, as reasonably determined by Landlord. which would have been the annual Insurance Charge payable under the rates in effect (at approximately the same time that such policy was issued) for a separate Texas standard form insurance policy generally providing such type and amount of coverage (without any deductible amount) with respect to the Project (considering the type of construction and other relevant matters), even though Landlord carried such insurance, or a portion thereof, under such blanket coverage. Landlord may, from time to time, make a corresponding calculation as such policy is renewed or replaced. The phrase "Insurance Charges" shall also include the amount of any deductibles payable with respect to insurance carried by Landlord with respect to the Project.

(d)          Tenant shall pay to Landlord monthly estimated Operating Expenses, and estimated Tax and Insurance Charges (all of which are hereafter referred to as the "Monthly Estimated Costs"), as determined by Landlord from time to time, which shall be due and payable on or before the first day of each month during the Term hereof. Within one hundred twenty (120) days after the end of each Calendar Year occurring during the Term (and subsequent to the expiration or other termination of this Lease, if such occurs on a date other than the last day of the Calendar Year), Landlord will give Tenant notice of the total amount paid by Tenant for the applicable Calendar Year together with the actual amount of (i) Operating Expenses and (ii) Tax and Insurance Charges for such Calendar Year (collectively referred to in this section as the "Total Costs"). It the actual amount of Tenant's Pro Rata Share the Total Costs with respect to such period exceeds the aggregate amount previously paid by Tenant with respect thereto during such period, Tenant shall pay to Landlord the deficiency within thirty (30) days following notice from Landlord: if, however, the aggregate amount previously paid by Tenant with respect thereto exceeds Tenant's Pro Rata Share of the Total Costs for such period, then, at Landlord's election, such excess (net of any amounts then owing by Tenant  to Landlord) shall be credited against the next installment of any such cost due hereunder by Tenant, or Landlord may refund such net excess to Tenant within thirty (30)days following delivery of Landlord's notice. Periodically, during the Term of this Lease, Tenant shall pay all taxes assessed against Tenant's personal property and leasehold improvements. Notwithstanding anything contained in this Article 4 to the contrary, annual increases in the amount of Tenant's Additional Rent (Tenant's Pro Rata Share of Operating Expenses, Taxes and insurance) shall be capped at ten percent (10%), calculated on a cumulative basis, solely with respect to Controllable Expenses following the first full calendar year of the Project. “Controllable Expenses” specifically does not include ( i) Insurance, (ii) Taxes, (iii) utilities, and (iv) any change in Additional Rent which is a result of an increase in minimum wage, labor unions, or any change mandated by governmental regulation.

(e)          The term "Calendar Year as used herein, means each calendar year and partial calendar year for the full Term hereof. The First (1st) Calendar Year means the period which begins with the Commencement  Date and which ends on the following 31st day of December. Each following Calendar Year period shall be for a term of a full twelve (12) months beginning with the next following January 1st and shall continue for each and every twelve (12) month period thereafter; however the last Calendar Year shall be for less than twelve (12) months if the Lease Term ends on a date other than December 31st.

(f)         For all purposes tinder this Lease, "Rent" shall mean the Base Rent and Additional Rent. Tenant acknowledges that late payment by Tenant to Landlord of all Rent or other charges due from Tenant under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs include, without limitation, processing accounting charges, and late charges that may be imposed on landlord by the terms of any encumbrance and note secured by any encumbrance covering the demised premises. Therefore, if any installment of Rent or other charges due from Tenant under this Lease is not received within ten (10) days of the date when due, Tenant shall pay to Landlord an additional sum of ten percent (10%) of the overdue Rent or earlier charges due from Tenant under this Lease as a late charge. Further, the parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payments by Tenant, however, Landlord's acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

(g)    Tenant, at Tenant's sole cost and expense, shall have the right, to be exercised by written notice given to Landlord within ninety (90) days after receipt of aforesaid statement showing Total Costs for the previous calendar year, to audit, at the place where Landlord maintains its books and records, Landlord's books and records pertaining only to such Total Costs for such previous calendar year, provided (A) such audit commences within thirty (30) days after Tenant's notice to Landlord and thereafter proceeds regularly and continuously to conclusion, (B) that Tenant or Tenant's employee is present at all times during the audit, (C) such audit does not unreasonably interfere with the conduct of Landlord's business, (D) such audit is performed by a national or regional auditing Finn which is commonly known to be reputable, and (E) said auditing firm signs a nondisclosure agreement in favor of Landlord, acceptable to Landlord in all respects, agreeing that information derived from such audit shall not be used directly or indirectly in connection with soliciting additional auditing business from other existing, previous or future tenants in the Building, Landlord agrees to cooperate in good faith with Tenant in the conduct of any such audit. Notwithstanding anything to the contrary set forth in this Paragraph, however, in no event shall Tenant ever be permitted to audit or cause to be audited Landlord's records concerning Total Costs through, or with the assistance of auditors or others whose compensation is contingent upon, or the amount of whose compensation is affected by, the outcome of such audit, in whole or in part, or on any payment or reimbursement by Landlord to Tenant in connection with such audit, or which is otherwise done in whole or in part on any basis other than reasonable hourly charges for the hours expended in the performance of such audit, and reimbursement of reasonable out-of-pocket expenses incurred by such auditors in connection with such audit. In the event that the audit determines that the amount charged to Tenant exceeds the correct amount by 5% or more. Landlord will promptly refund the Tenant all amounts overpaid and Landlord shall pay for the reasonable cost of the audit.

5.    POSSESSION. If Landlord is unable to deliver possession of the Leased Premises on the date of the commencement of the Term because the Leased Premises are not ready for occupancy, Landlord shall not be subject to any liability for the failure to deliver possession on said date. Under such circumstances, unless the delay is the fault of Tenant, the Rent shall not commence until Leased Premises are ready for occupancy by Tenant, and no such failure to deliver possession on the date of commencement of the Term shall in any way affect the validity of this Lease or the obligations of Tenant hereunder, nor shall same be construed in any way to extend the Term, the delay in the accrual of rent described in the foregoing sentence constitutes full settlement of all claims that Tenant might otherwise have by reason of the Leased Premises not being ready for occupancy on the commencement of the Term. If, at Tenant's request, Landlord shall make the Leased Premises available to Tenant prior to the date of commencement of the Term for the purposes of decorating. constructing, furnishing, and equipping he Leased Premises, the use of the Leased Premises for such work shall not create a landlord-tenant relationship between the parties nor constitute occupancy of the Leased Premises within the meaning of the next sentence, but the provisions of Paragraph 9, 11, 12,13 and 14 of the Lease shall apply from the date the Leased Premises are made available to the Tenant. If with the consent of Landlord, Tenant shall enter into occupancy on the Leased Premises to do business therein prior to the date of commencement of the Term, the provisions of the Lease shall apply and rent shall accrue and he payable from the date of occupancy. If pursuant to the terms of this Paragraph 3, the Term shall commence on any data other than that commencement date noted in Paragraph 2, Tenant agrees to enter into a letter amendment to this Lease identifying the new "Term" hereof. Notwithstanding anything to the contrary contained in this Lease upon execution of this Lease by Landlord and Tenant. Landlord and Tenant hereby agree that they are bound by the terms of this Lease from and after the date both parties executed this Lease.

6.     USE.

(a)          Tenant shall use the Leased Premises solely for the purpose of general office space. Tenant shall use the Leased Premises for no other purpose without the prior written consent of Landlord. In addition, Tenant covenants and agrees to operate its approved business in a first-class, reputable and efficient manner, throughout the Term °runs Lease in or on the Leased Premises.

(b)          Tenant shall be entitled to place, at Tenant's sole cost and expense. a sin panel on the pylon sign to be constructed for the Building, which pylon sign shall be constructed by Landlord at its sole cost and expense within thirty (30) days following the Commencement Date. The location and appearance of such sign and panel are shown on the attached Exhibit "C". Landlord shall furnish and install building standard graphics including Tenant's name and/or logo on all Building directories and at Tenant's entry door, at Landlord's cost.

(c)          The Project will be at all times under the control, management and operation of Landlord: provided. However, nothing in this subparagraph (c) shall create liability on the part of Landlord, if such liability arises out of any obligation undertaken by Tenant under this Lease. Landlord may from time to time (i) alter or redecorate the Project (including any Common Area) or construct additional facilities adjoining or approximate to the Project: (ii) close, temporarily, doors, entryways, public spaces and corridors and interrupt or suspend, temporarily, Building services and facilities in order to perform any redecorating or alteration or in order to prevent the public from acquiring prescriptive rights in any Common Area; (iii) change the name or street address of the Building: and (iv) install, maintain or change a sign or signs on the exterior or interior of the Building.

(d)          Landlord will use commercially reasonable efforts not to disrupt Tenant's operations in the Leased Premises during the proper exercise of Landlord's rights under Paragraph 6(c) or Paragraph 20 hereof, but it is not required to incur any unreasonable expenses in order to minimize the disruption. Tenant hereby waives all claims for damages. injuries or interference with Tenant's business, loss of occupancy, or quiet enjoyment and for claims under any other laws resulting from the proper exercise by Landlord of any right under Paragraph 6(c) or Paragraph 20 hereof. No proper exercise by Landlord of any right under Paragraph 6(c) or Paragraph 20 hereof constitutes actual or constructive eviction or breach of any expressed or implied covenant for quiet enjoyment.

(e)    If, at any time during the Term, Tenant vacates, abandons, or ceases its operation at the Lease Premises for more than ninety (90) days (except as a result of casualty or condemnation). Landlord shall provide written notice to Tenant thereof. and if Tenant shall not have recommenced its occupancy for operation at the Premises within thirty (30) days following receipt of such notice, then Landlord shall have the right to immediately recapture the Leased Premises and in such event, the Lease Term shall expire and end on the date stated in Landlord's notice (the "Recapture Notice"), in which event neither Landlord nor Tenant shall have any further liability hereunder, except for those obligations which expressly survive the expiration or earlier termination of this Lease.

7.    SERVICE TO BE PROVIDED BY LANDLORD.

(a)    Subject to the Building rules and regulations hereinafter set forth, Landlord shall furnish Tenant, at Landlord's expense, except as provided in Paragraph 4 above, the following services while Tenant is occupying the Leased Premises during the Term:

(i)          During normal business hours (7:00 a.m. - 7:00 p.m.) on Mondays through Fridays, and, Saturdays (9:00. a.m. - 12:00 p.m.) air-conditioning and beating in season, at such temperatures and in such amounts as are considered by Landlord to be standard. but such service outside normal business hours and on Sundays and holidays shall be furnished only at Landlord's discretion and in any event only upon forty-eight (48) hours prior written request by Tenant, who shall bear the standard charges of Landlord therefor, which shall never be less than the cost thereof

(ii)          Hot and cold water at those points of supply provided for general use.

(iii)          Standard building janitor service in and about the Building and the Leased Premises, five (5) days per week, and periodic window washing; however, Tenant shall pay the additional costs attributable to the cleaning of improvements within the Leased Premises other titan building standard improvements.

(iv)          Elevators for ingress to and egress from the Building during normal business hours and other such periods as are considered by Landlord to be standard.

(v)          Proper building standard facilities to furnish sufficient electrical power for standard lighting, typewriters, dictating equipment, calculating machines and other machines of similar low electrical consumption, but not including electricity required for special lighting in excess of building standard, or which, in Landlord's reasonable judgment, exceeds the capacity of existing feeders, conductors, risers, or wiring in or to the Leased Premises or Building, and not including electricity for any other item of electrical equipment which singly consumes more than 0.25 kilowatts per hour at rated capacity, or voltage other than 120 volts or single phase. Tenant shall pay to landlord, monthly as billed, such charges as may be separately metered or as Landlord's engineer may compute for any electrical service furnished to Tenant in excess of that stated above.

(vi)          Replacement of fluorescent lamps in building standard ceiling mounted fixtures installed by Landlord and incandescent bulb replacement in public areas.

(b)    No interruption, moratorium or malfunction of any services, or failure of any machinery, equipment or systems, or components thereof, to operate, or malfunction in the operation thereof, for any cause whatsoever shall constitute an eviction or disturbance of Tenant's use and possession of the Leased Premises or Project or a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages or entitle Tenant to be relieved from any of its obligations hereunder (including the obligation to pay Rent) or grant Tenant any right of setoff or recoupment. In the event of any such interruption, however, Landlord shall use reasonable diligence to restore such service in any circumstances in which such restoration is within the reasonable control of Landlord and the interruption was not caused by Tenant's fault or the fault of Tenant's employees, agents, contractors, invitees, or licensees. Notwithstanding anything contained herein, Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable: however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant's obligations hereunder. If, however, Tenant is prevented from using the Premises for more than live (5) consecutive business days because of the unavailability of any such service and such service is within Landlord's control, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Base Rent and Additional Rent for each consecutive day (after such 5-day period) that Tenant is so prevented from using the Premises.

(c)    Should Tenant desire any additional services beyond those described in Subparagraph (a) of this Paragraph 7 or rendition of any such services outside the normal times of Landlord for providing such services. Landlord may (at Landlord's option), upon reasonable advance notice from Tenant to Landlord, furnish such services, and Tenant agrees to pay Landlord such charges as may be agreed on between Landlord and Tenant, but in no event at a charge less than Landlord's actual cost plus reasonable overhead for the additional services provided. By way of illustration and not limitation, special equipment requiring abnormal use of water or electricity used as a power source for data processing machines, including, air conditioning costs therefor, large business machines and similar equipment of high electrical consumption characteristics shall not constitute standard water consumption or electrical service, as the case may be, and the costs thereat' shall he paid by Tenant. Tenant hereby agrees to cause, at its sole expense, separate meters for measuring units of' consumption to be installed within the Leased Premises, if the services consumed by Tenant are reasonably determined by Landlord to be beyond or more than those services described in Subparagraph (a) of this Paragraph 7 to be provided by Landlord.

(d)          Tenant shall pay to the Landlord the amount provided for in this Paragraph 7(c) for additional services within five (5) business days after receipt of an invoice therefor from Landlord.

(e)          Tenant shall also pay for, before delinquencies, all telephone charges and the cost or charge for all other materials and services not expressly the obligation of Landlord that are Furnished to or used on, in or about the Leased Premises by other parties during the Term of this Lease.

8.    REPAIR AND MAINTENANCE.

(a)          Landlord shall, subject to the casualty provisions of Paragraph 9, maintain the (i) Common Area and service areas of the Project, ( ii) roof, foundation, exterior windows and load-bearing items of the Building; (iii) exterior (located outside the Leased Premises) surfaces of walls; (iv) plumbing, pipes and conduits located in the Common Area or service areas of the Project; and (v) the Buildings central heating, ventilation and air conditioning, electrical, mechanical and plumbing systems, landlord is not required to make any repair in connection with or resulting from (1) any alteration or modification to the Leased Premises or to Building equipment performed by, for or because of Tenant or to special equipment or systems, installed by, for or because of Tenant, (2) the installation, use or operation of Tenant's property, fixtures, and equipment, (3) the moving of Tenant's property in or out of the Building, or in and about the Leased Premises, (4) Tenant's use or occupancy of the Leased Premises in violation of Paragraph 6 or in a manner set out in this Lease (e.g. subsequent installation of special use rooms), (5) the acts or omissions of Tenant and Tenant's employees, agents, invitees, subtenants, licensees or contractors, or (6) fire or other casualty, except as provided in Paragraph 9. Depending on the nature of repairs undertaken by Landlord, the cost of the repairs will be borne solely by Landlord (if required to be under the terms of the Lease) or will be reimbursed to Landlord either by a particular tenant or tenants or by all tenants as part of the Operating Expenses.

(b)          Except for janitorial services provided by Landlord and landlord's obligations under Paragraph I(b) and 8(a), and subject to the terms of Paragraph 15. Tenant shall maintain the Leased Premises, including all fixtures installed by Tenant, in good and tenantable condition and repair and shall promptly make all reasonably necessary nonstructural repairs and replacements thereto except those caused by fire or other casualty covered by insurance on the Building under policies naming Landlord as the insured. all at Tenant's sole expense, under the supervision and with the reasonable approval of Landlord. Such repairs and replacements shall be in quality and class equal to the original work. Without diminishing such obligations of Tenant, if Tenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of the damage or injury, Landlord may at its option (after prior written notice to Tenant) make such repair and Tenant shall pay Landlord for the reasonable cost thereof upon demand, plus interest thereon, as provided in this Lease, from demand until payment. In addition, Tenant shall pay the cost of repair and replacement due to damage or injury done to the Building or any part thereof or any part of the Project, by Tenant or Tenant's agents, employees, contractors, licensees or invitees. Such amount shall be paid by Tenant to Landlord within five (5) business days, after written demand, plus interest thereon, as provided in this Lease, from demand until payment. Upon termination of this Lease, Tenant will surrender the Leased Premises to Landlord in the same condition in which they existed at the commencement of the Lease or as subsequently Unproved by Landlord or Tenant, excepting only ordinary wear and tear and damage arising from any cause required hereunder to be repaired at Landlord's expense.

(c)          If there now is or shall be installed in the Building a "sprinkler system" and such systems or any of its appliances shall be damaged or injured or not in perfect working order by reason of any act or omission of Tenant, Tenant's agents, servants, employees, contractors, licensees or invitees, Tenant shall forthwith restore same to good working condition at its own expense under the supervision and with the approval of Landlord; and if any bureau, department or official oldie state or city government require or recommend that any changes, modifications or alterations be made or that sprinkler heads and equipment be supplied by reason of Tenant's business, or the location of partitions, trade Fixtures or other contents of the Leased Premises. Tenant shall, at Tenant's expense, promptly make and supply such changes, or modifications, alterations, additional sprinkler heads or other equipment.

(d)          Tenant acknowledges that after it has inspected the Leased Premises and Tenant's taking possession of the Leased Premises shall be conclusive evidence as against the Tenant that the Leased Premises were in good order and satisfactory condition when the Tenant took possession. No promise of the Landlord to alter, remodel, repair or improve the Leased Premises or the Building and no representation respecting the condition of the Leased Premises or the Building have been made by Landlord to Tenant, other than as may be contained herein or in a separate Work Letter agreement signed by Landlord and, Tenant.

9.    LANDLORD'S INSURANCE; FIRE AND CASUALTY.

(a)    Landlord will maintain fire and extended coverage insurance on the Building in an amount not less than 80% (or such greater percentage as necessary to comply with co-insurance requirements of the policy) of the "replacement cost" thereof, as defined in a Replacement Cost Endorsement to be attached thereto. Said insurance is for Landlord's sole benefit and is under its sole control.

(b)            If at any time during the Term, the Leased Premises or any portion of the Building or Common Area shall be damaged or destroyed by tire or other casualty, then Landlord shall have the election either to terminate this Lease or to repair and reconstruct the Common Area, the Leased Premises and/or the Building to substantially the same condition in which they existed immediately prior to such damage or destruction, except that Landlord shall not be required to repair, replace or reconstruct any personal property, furniture, trade fixtures, tenants improvements, alterations or additions made by or for Tenant, or office equipment which is located in the Leased Premises and removable or insurable by Tenant under the provisions of this Lease, and except that Landlord is not required in any event to expend more than the amount of insurance proceeds actually received by Landlord as a result of fire or other casualty.

(c)            In any of the aforesaid circumstances, Rent shall abate proportionately during the period and to the extent that the Leased Premises or portion thereof are untenantable or unfit for use by Tenant in the ordinary conduct of its business, if Landlord has elected to repair and restore the Leased Premises to the extent staled above, this Lease shall continue in full force and effect and such repairs will be made within a reasonable time thereafter, subject to delays arising from shortages of labor or materials, acts of God, war or other conditions beyond Landlord's reasonable control. Within sixty (60) days following any casualty hereunder, Landlord notify Tenant in writing of the time required to repairs such casualty, as estimated by Landlord. Should (i) Landlord, in Landlord's reasonable judgment, estimate that reasonable repairs cannot be completed within six (6) months after the casualty, or (ii) Landlord estimate that the reasonable repairs will be completed within six (6) months after the casualty, but Landlord does not in fact complete such repairs within such six (6) month period, then Tenant may terminate this Lease by written notice within (x) thirty (30) days after receipt of Landlord's notice with respect to clause (i) of this sentence, or (y) thirty (30) days following the expiration of such six (6) month period with respect to clause (ii) of this sentence. In the event that this Lease is terminated as herein permitted, Landlord shall refund to Tenant any prepaid Rent (unaccrued as of the date of damage or destruction) less any sum then owing Landlord by Tenant. If Landlord has elected to repair and reconstruct the Leased Premises to the extent stated above, then, at Landlord's election, the Term may be extended by a period of time equal to the period of such repair and reconstruction.

(d)           Notwithstanding the provisions of Subparagraphs (b) and (c) of this Paragraph 9, if the Leased Premises or any other portion of the Building is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant's agents, employees, contractors, licensees or invitees, the Rent hereunder shall not be diminished during repair of such damage, and Tenant shall be liable to Landlord for the reasonable cost and expense of the repair and restoration of the Leased Premises or the Building caused thereby to the extent such reasonable cost and expenses are not covered by insurance proceeds.

(e)            Notwithstanding anything herein to the contrary, if Landlords Mortgagee requires that the insurance proceeds be applied to indebtedness owed to such mortgagee. Landlord may terminate this Lease by delivering written notice of termination to Tenant within three (3) days after the requirement is made by Landlord's Mortgagee, whereupon all further rights and obligations of each party hereunder shall cease and terminate.

(f)             If the Leased Premises, or any part thereof, are damaged or destroyed by a casualty other than a peril covered by the insurance to be provided by landlord under Subparagraph 9(a), or if any other improvements situated on the Leased Premises are damaged or destroyed, then Tenant shall at its sole cost and expense proceed with reasonable diligence to rebuild and repair the damaged improvements to substantially the condition in which they existed before the damage or destruction, subject to Landlord's approval of The plans and specifications for the rebuilding and repairing.

10.    COMPLIANCE WITH LAWS AND USAGE. Tenant, at its own expense, will (i) promptly comply with all federal, state, municipal and other laws, ordinances, rules and regulations applicable to the Leased Premises and the business conducted therein by Tenant: (ii) not engage in any activity which would cause Landlords fire and extended coverage insurance to be canceled or the rate therefor to be increased (or, at Landlord's option, will pay any such increase); (iii) not commit any act which is a nuisance, disturbance or annoyance to Landlord or to other tenants, or which might, in the exclusive reasonable judgment of Landlord, waste in the Leased Premises or Building; and (v) not paint, erect or display any sign, advertisement, placard or lettering which is visible on the corridors or lobby of the Building or from the exterior of the Building without Landlords prior written approval. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. ss. 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Leased Premises and the Building depending on, among other things; (1) whether Tenant's business is deemed a "public accommodation" or "commercial facility", (2) whether such requirements are "readily achievable", and (3) whether a given alteration affects a "primary function area" or triggers "path of travel" requirements. The parties hereby agree that; (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas of the Building, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Leased Premises, including any leasehold improvements or other work to be performed in the Leased Premises under or in connection with this Lease, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III "path of travel" requirements triggered by alterations in the Leased Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant's employees. The parties hereto specifically agree that no provision of this Lease or any exhibit attached hereto shall be construed in any manner as to violate the ADA, and neither party has any intent, and disclaims any intent, to violate the ADA, and no activities of the Landlord or Tenant otherwise prohibited by this Lease or any exhibit hereto shall be prohibited to the extent such prohibition is construed as a violation of the ADA.

11.          INDEMNITY. Landlord shall not be liable for and Tenant agrees to indemnify and save harmless Landlord and its affiliates and their agents, servants, directors, officers and employees (collectively "Indemnitees") from and against any and all liabilities, damages, claims, suits, costs (including reasonable costs of suit, reasonable attorneys' fees and reasonable costs of investigation) and actions of any kind arising or alleged by the injured party or arise by reason of injury to or death of any person or damage to or loss of property occurring on, in or about the Leased Premises or by reason of any other claim whatsoever of any person or party occasioned or alleged to be occasioned by any act or omission on the part of Tenant or any invitee, patron, licensee, employee, director, officer, agent, servant, owner, contractor, subcontractor, or tenant of Tenant, or on the part of any person entering the Building or Leased Premises under the expressed or implied invitation of Tenant, or by any breach, violation or nonperformance of any covenant of Tenant, or by any breach, violation or nonperformance of any covenant of Tenant under this Lease, whether such liability, claims, suits, costs, injuries, deaths, or damages arise from or are attributed to the concurrent negligence of any Indemnitee, if any action or proceeding shall be brought by or against any Indemnitee in connection with any such liability or claim, Tenant, on notice from the Indemnitee shall defend such action or proceeding, at Tenant's expense, by or through attorneys reasonably satisfactory to the Indemnitee. The provisions of this Paragraph shall apply to all activities of Tenant with respect to Leased Premises or the Project, occurring after execution of this Lease, Tenant's obligations under this Paragraph shall not be limited to the limits or coverage of insurance maintained or required to be maintained by Tenant under this Lease.

12.          WAIVER OF LIABILITY. No Indemnitee shall be liable in any manner to Tenant or any other person or party for any injury to or death of persons or for any loss of or damage to property of Tenant, its employees, agents, customers, invitees or to others, regardless of whether such property is entrusted to employees of the Building or such loss or damage is occasioned by casualty, theft or any other cause of whatsoever nature, unless caused by the willful misconduct or gross negligence of the particular Indemnitee. In no event shall any Indemnitee be liable in any manner to Tenant or any other person or party as a result of the acts or omissions of Tenant, its agents, employees, contractors, invitees, patrons, licensees, directors, officers, tenants, or any other person or party entering the Project or the Leased Premises under the expressed or implied invitation of Tenant, or any other tenant of the Building. All personal property upon the Leased Premises shall be at the risk of Tenant only, and no Indemnitee shall be liable for any damage thereto or theft thereof, whether or not due in whole or in part to the negligence of any Indemnitee.

13.          WAIVER OF SUBROGATION. Regardless of fault or negligence, Landlord and Tenant hereby waive any claim arising in favor of one against the other, or anyone claiming through either, by way of subrogation or otherwise, for any loss of or damage to any property of either which loss or damage is covered under their respective casualty insurance policies (including extended coverage). Said waiver shall be in addition to any other waiver or release contained in this Lease with regard to loss or damage to property of either. Landlord and Tenant each shall request its insurer to consent to such waiver and agree to waive all rights of subrogation against the other party, and Landlord and Tenant shall provide the other party with all endorsements necessary to evidence the consent of its insurer.

14.          TENANT'S INSURANCE. Tenant shall maintain at all times during the term of this Lease, at Tenant's expense:

(a)          CASUALTY INSURANCE; including extended coverage, vandalism, and malicious mischief, and demolition and debris removal, insuring for an amount not less than 80% of the current replacement cost of all Tenant improvements, alterations or additions made to the Leased Premises by Tenant, and Tenant's trade fixtures, inventory, furniture and equipment owned, controlled or in use by Tenant and situated in the Leased Premises. Landlord shall have no interest in the insurance upon Tenant's equipment and trade fixtures other than as a lien holder pursuant to Paragraph 21 with respect to such equipment and trade fixtures. Landlord will not carry insurance insuring Tenant's property unless it elects to do so pursuant to Paragraph 14(1) below.

(b)          COMMERCIAL GENERAL LIABILITY INSURANCE including Bodily Injury and Property Damage Liability and Person & Advertising Injury Liability on an occurrence basis with respect to Tenant's business and occupancy of the Leased Premises for any one occurrence or claim of not less than $2,000,000. with N/A Products Aggregate and $5,000,000 General Aggregate, or such greater amount as Landlord may reasonably require in writing from time to time. Such insurance shall contain a provision including coverage for all liabilities assumed by Tenant under this Lease and shall name Landlord as an additional insured.

(c)          WORKER'S COMPENSATION INSURANCE for all Tenant employees working in the Leased Premises in an amount sufficient to comply with applicable laws or regulations. The policy shall include Employer's Liability with minimum limits of Sl00.000 per accident, $100,000 per employee, $500.000 policy limit.

(d)          INSURANCE against such other perils and in such amounts as Landlord may from time to time reasonably require in writing. Such request shall be made on the basis that the insurance coverage requested is customary at the time for prudent tenants.

All policies of insurance required to be maintained by Tenant hereunder shall (i) be in a form acceptable to Landlord: (ii) be issued by an insurer licensed to do business in the state in which the Building is situated and which insurer shall otherwise be reasonably acceptable to Landlord: (iii) require at least thirty (30) days written notice to Landlord before termination or material alteration: and (iv) with respect to insurance, required under Subparagraphs (a), (h), and (e), name Landlord and Landlord's Mortgagee as an "additional insured". Tenant shall, upon the commencement of the Term of this Lease and thereafter within thirty (30) days prior to the expiration of each such policy, promptly deliver to Landlord certified copies or other evidence of such policies and evidence satisfactory to Landlord that all premiums have been paid and the policies are in effect.

(f)    Tenant shall provide Landlord with an original certificate of insurance upon execution of this Lease. If Tenant fails to comply with the insurance requirements set forth in Paragraph 14, then Landlord may (in addition to having available to it all other remedies provided herein upon an occurrence of an Event of Default), obtain such insurance and Tenant shall pay to Landlord on demand, the premium cost thereof, plus interest provided under Paragraph 40.

I5.    ADDITIONS AND FIXTURES.

(a)          Tenant shall not make any alteration, change, improvement, repair, replacement or addition to the Leased Premises ("Alteration") without prior written consent of Landlord which consent shall not be unreasonably withheld. Unless Landlord has waived the requirement in writing, together with Tenant's request for approval of an Alteration, Tenant must also submit reasonable detail with respect so design concept, plans and specifications. certificates of insurance to be maintained by Tenant's contractors, hours of construction, proposed construction methods, details with respect to the quality of the proposed work, and reasonable evidence of security (such as payment and performance bonds) to assure timely completion and payment of the costs of the work by the contractor. With respect to an Alteration that is visible from outside the Leased Premises, the Alteration must, in the opinion of the Landlord, also be architecturally and aesthetically harmonious with the remainder of the Building. If Landlord consents to the Alteration, the work in such connection shall be at Tenant's expense, but be performed by workers of Landlord or workers and contractors approved by the Landlord in advance and in writing, and shall he performed in a manner and upon terms and conditions and at times reasonably satisfactory to and approved in advance and in writing by Landlord. In any instance in which Landlord grants such consent, Landlord may grant such consent contingent and conditioned upon Tenant's working in harmony and not interfering with any labor utilized by Landlord. Landlord's contractors or mechanics, or by any other tenant or such other tenant's contractors or mechanics: and if at any time such entry by one or more persons furnishing labor or materials for Tenant's work shall cause interference in the Project or with respect to other tenants and their employees, agents, contractors, invitees or licensees, the consent granted by Landlord to Tenant may be withdrawn upon forty-eight (48) hours written notice to Tenant. All work performed by or for Tenant will be performed diligently and in a first class, workmanlike manner, and in compliance with all applicable laws, ordinances, regulations and rules of any public authority having jurisdiction over the Building  and/or Tenant and, so long as communicated in writing to Tenant, Landlord's insurance carriers. Landlord has the right, but not the obligation,. to inspect periodically the work on the Leased Premises and may require or make changes in the method or quality of the work.

Except for the cost that Landlord agrees with Tenant in writing to pay, Tenant shall pay for all costs incurred or arising out of any Alterations and shall not permit a mechanic's or materialman's lien to be asserted against the Leased Premises. On Landlord's request, Tenant shall deliver to Landlord proof of payment and lien waivers and releases satisfactory to Landlord of all costs incurred or arising out of Alterations. If for any reason Tenant fails to discharge any such obligation, and a mechanics or materialman's lien is tiled against any portion of the Project, other than liens that are being contested by Tenant in good faith, in addition to any other right or remedy of Landlord for an occurrence of an Event of Default under this Lease. Landlord may (but is not obligated to) discharge the lien, either by paying the amount due or by procuring a bond, or by any other means. Any amount paid by Landlord to obtain the discharge of the lien, with interest as provided in Paragraph 40, shall be paid by Tenant to Landlord on demand.

(b)          Tenant may remove its trade fixtures, office supplies and movable office furniture and equipment not attached to the Building provided: (i) such removal is made prior to the termination of the term: (ii) Tenant is not in default of any obligation or covenant under this Lease at the time of such removal: and (iii) Tenant promptly repairs all damage cause by such removal. All other property at the Leased Premises and any Alteration of the Leased Premises (including wall-to-wall carpeting, paneling or other wall covering) and any other article attached or affixed to the Leased Premises (any of which as stated above shall require Landlord's prior written consent) shall become the property of Landlord upon construction or installation and shall remain upon and he surrendered with the Leased Premises as part thereof at the termination of this Lease, (however, Landlord shall not have any obligation to insure or rebuild or replace any such alterations) and Tenant hereby waives all rights to any payment or compensation therefor. If, however, Landlord notifies Tenant in writing upon approval of the "Final Plans" (as defined in Exhibit C attached hereto). Tenant will, prior to termination of this Lease, remove any and/or all Alterations, fixtures, equipment and property placed or installed by it or at its request in the Lease Premises and will repair any damage caused by such removal.

16.    ASSIGNMENT AND SUBLETTING.

(a)    Neither Tenant, nor Tenant's legal representatives or successors in interest by operation of law or otherwise, shall assign this Lease or sublease of the Leased Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest in this Lease or grant any concession or license within the Leased Premises without the prior express written permission of Landlord (which permission may not be unreasonably withheld, conditioned or delayed), and any attempt to do any of the foregoing without the prior express written permission of Landlord shall be an Event of Default hereunder and such attempted act shall be void and of no effect. In the event Tenant requests Landlords permission as to any such assignment, sublease or other transaction, in the event of any such attempted assignment or attempted sublease or should Tenant, in any other transaction, permit or attempt to permit anyone to occupy the Leased Premises (or any other portion thereof) without the prior written permission of the Landlord. Landlord shall thereupon have the right and option, but not the obligation, to cancel and terminate this Lease effective upon fifteen (15) days notice to Tenant given by Landlord at any time thereafter either as to the entire Leased Premises or as to only the portion thereof which Tenant shall have attempted to assign or sublease or otherwise permitted some other party's occupancy without Landlord's prior express written permission, and if Landlord elects to cancel and terminate this Lease as to the aforesaid portion of the  Leased Premises, then the Rent and other charges payable hereunder shall thereafter be proportionately reduced. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of the law, Tenant shall pay Landlord, on demand, as additional Rent hereunder all reasonable costs (including reasonable attorneys' fees) incurred by Landlord in connection with any request by Tenant hereunder, whether or not such request is approved.

(b)    Notwithstanding that the prior express written permission of Landlord to any of the aforesaid transactions may have been obtained, the following shall apply:

(i)          In the event of an assignment, contemporaneously with the granting of Landlord's aforesaid consent, Tenant shall cause the assignee to expressly assume in writing and agree to perform all of the covenants, duties and obligations of Tenant hereunder and such assignee shall be jointly and severally liable therefor along with Tenant;

(ii)          A signed counterpart or all instruments relative thereto (executed by all parties to such transaction with the exception of Landlord) shall be submitted by Tenant to Landlord prior to or contemporaneously with the request for Landlord's written consent thereto (it being understood that no such instrument shall be effective without the written consent of Landlord);

(iii)          Tenant shall subordinate to Landlords statutory lien and Landlord's contractual lien and security interest any liens or other rights which Tenant may claim with respect to any fixtures, leased to tire proposed assignee or sublessee or other party intending to occupy the Leased Premises;

(iv)          No usage of the Leased Premises different from the usage herein provided to be made by Tenant shall be permitted and all other terms and provisions of this Lease shall continue to apply after any such assignment or subleasing; and

(v)   In any case where Landlord consents to an assignment, sublease, grant or concession or license or mortgage, pledge or hypothecation of the leasehold, the Tenant (and any guarantor of this Lease) will nevertheless remain directly and primarily liable for the performance of all the covenants, duties and obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent and other sums herein provided to be paid), and Landlord shall be permitted to enforce the provisions of this instrument against the undersigned Tenant (and such guarantor) and/or any assignee without demand upon or proceeding in any way against any other person; and

(vi)         In the event that the Rent and any other consideration due and payable on a monthly basis or otherwise by a sublessee under any sublease permitted by Landlord pursuant to the terms of this Lease, exceed the Rent payable under this Lease, or if with respect to a permitted assignment. permitted license or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, licensee or other transferee exceeds the Rent payable tinder this Lease, then Tenant shall he bound and obligated to pay Landlord. in addition to Rent due under this Lease, as additional Rent under this Lease, Fifty percent (50%) of all such excess Rent (after deducting the costs paid by Tenant to complete such sublease, assignment or transfer) other excess consideration within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee or other transferee, as the case might be.

(c)    If Tenant or any guarantor of Tenant's obligations hereunder is a corporation, then any merger or consolidation of the corporation with another corporation or dissolution of the corporation or any change in ownership or power to vote a majority of the voting stock outstanding at the time of execution of this instrument of Tenant or such guarantor shall constitute an assignment of this Lease for the purpose of this Lease, if the outstanding voting shares of capital stock of Tenant or any guarantor of Tenant's obligations hereunder is stock which is registered pursuant to the Securities Exchange Act of 1941, and listed on a recognized security exchange or over-the-counter market, the provision or the Paragraph I 6(c) shall not apply. For purposes of this Paragraph 16(c), the term "voting stock" shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation involved.

If Tenant or such guarantor is a general partnership having one or more corporations as partner, or if Tenant is a limited partnership having one or more corporations as a general partner, the provisions of the  preceding paragraph shall apply to each of such corporations as if such corporation alone had been the Tenant or such guarantor hereunder.

If Tenant or such guarantor is a general partnership (whether or not having any corporations as partners or if Tenant or such guarantor is a limited partnership (whether or not having any corporation as general partners) the transfer of the partnership interest or interests constituting a majority of the general partnership interests on the date of full execution of this Lease shall constitute an assignment for the purpose of this Lease.

(d)    Consent by Landlord to a particular assignment or sublease or other transaction shall not be deemed consent to any other or subsequent transaction, if this Lease be assigned or if the Leased Premises be subleased (whether in whole or in part) or in the event of the mortgage, pledge or hypothecation of the leasehold interest or grant of any concession or license within the Leased Premises without the prior express written permission of the Landlord, or  of the Leased Premises be occupied in whole or in part by anyone other than Tenant without prior express written permission of Landlord, Landlord may nevertheless collect Rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and apply the net amount collected to the Rent payable hereunder, but no such transaction or collection of Rent or application thereof by Landlord shall be deemed a waiver of the provisions of this Lease relating to assignment and subletting of this Lease, or a release of Tenant from further performance by Tenant of its covenants, duties and obligations hereunder.

17.    SUBORDINATION AND ATTORNMENT.

(a)          Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter placed upon the Building and to any renewals and extensions thereof; but Tenant agrees that any mortgagee and/or beneficiary of any such deed of trust or other lien ("Landlord's Mortgagee") and/or Landlord shall have the right (but shall not be obligated) at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as Landlords Mortgagee may deem appropriate in its discretion. Within thirty (30) days following Tenant's execution of this Lease, Tenant agrees to promptly execute and deliver a subordination, non-disturbance and attornment agreement ("SNDA"), substantially in the forms attached hereto as Exhibit "D", subordinating this Lease, as Landlords Mortgagee shall request, Landlord shall deliver to Tenant the fully-executed SNDA within sixty (60) days after Landlord receives Tenant's executed counterpart copy of the SNDA.

(b)          If a mortgagee or other lienholder or any other purchaser acquires the Building or Project as a purchaser at a foreclosure sale (any such mortgagee or other lienholder or purchaser at a foreclosure sale being each hereinafter referred to as the "Purchaser at Foreclosure"), then Tenant shall (at the sole and absolute election of the Purchaser at Foreclosure) thereafter remain bound to the terms of this Lease to the same effect as if a new and identical lease between the Purchaser at Foreclosure, as Landlord and Tenant, as Tenant, had been entered into for the remainder of the Term of the Lease in effect at the time of the foreclosure. Tenant shall, on request, execute any certificate or instrument necessary or desirable further to confirm a Purchaser at Foreclosures election to continue (or discontinue) of the Lease in effect alter foreclosure, as above provided. If the Purchaser at Foreclosure elects to continue this Lease within ninety (90) days after such foreclosure, Tenant shall attorn and pay vent to the Purchaser at Foreclosure as if that party were a signatory to this Agreement as "Landlord".

(c)    In the event that Tenant shall fail to execute any instrument described in (a) or (b) above within seven (7) days as requested. Tenant hereby irrevocably constitutes Landlord as Tenant's attorney-in-fact to execute such instrument in Tenant's name, place and stead, it being stipulated by Landlord and Tenant That such agency is coupled with an interest in Landlord and is, accordingly, irrevocable.

18.    RULES AND REGULATIONS.

(a)          Tenant shall not exhibit, sell or offer for sale on the Leased Premises or on the Project any article or thing (except those articles or things essentially connected with the stated use of the Leased Premises by Tenant) without the prior written consent of Landlord.

(b)          Tenant shall not display, inscribe, print, paint, maintain, or affix in or about the Project any sign, notice, legend, direction, figure or advertisement, except on the doors of the Leased Premises and on the Building directory and then only such names) and matter and in such color, size, style, place and materials as shall first have been approved by the Landlord. The listing of any name other than that of Tenant, whether on the doors of the Leased Premises, on the Building directory or otherwise, shall not operate to vest in any additionally named party any right or interest in this Lease or in the Leased Premises or be deemed to be written consent of Landlord to any act of Tenant, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

(c)          Tenant shall not advertise the business, profession or activities of the Tenant conducted in the Leased Premises in any manner that violates the letter or spirit of any code of ethics adopted by a recognized association or organization pertaining to such business, profession or activities and shall not use the name of the Building for any purposes other than that of the business address of the Tenant and shall never use any picture or likeness of the Building in any circular, notices, advertisements or correspondence without Landlord's consent.

(d)          No additional locks or similar devices shall be attached to any door or window without Landlord's prior written consent. No keys for any door other than those provided by the Landlord shall be trade. If more than two (2) keys for one lock are desired, Landlord will provide the same upon payment by Tenant of the cost of making such additional keys. All keys must be returned to Landlord at the expiration or termination of this Lease.

(e)    All persons entering or leaving the Building alter hours on Monday through Friday, or at any time on Saturdays, Sundays or holidays, may be required to do so under such regulations as Landlord may impose. The Landlord may exclude or expel any peddler, and Landlord shall not be required to accept any deliveries or packages on behalf of Tenant.

(f)    Tenant shall not overload, in accordance with commercially reasonable standards, any floor. Landlord may direct the time and manner of delivery, routing and removal and the location of safes and other heavy articles.

(g)    Unless Landlord gives advance written consent, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating or heating device or air conditioning apparatus in or about the Leased Premises or carry on any mechanical business therein or use the Leased Premises for housing accommodations or lodging or sleeping purposes, or do any cooking with the exception of microwave ovens therein or use or permit to be brought into the Building any inflammable fluids such as gasoline, kerosene, naphtha and benzine or any explosive, radioactive materials or other articles deemed extra hazardous to life, limb or property. Tenant shall not use the Leased Premises of any illegal or immoral purposes.

(h)         Tenant shall reasonably cooperate fully with Landlord to assure the commercially effective  operation of the Buildings air-conditioning system, including the closing of venetian blinds and drapes.

(i)          The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to or egress from the Leased Premises. The halls, passages, exits, entrances. elevators, stairways and roof, not for the uses of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants. Neither Tenant nor the agents. Contractors, employees, or invitees of Tenant shall go upon the roof or mechanical floor of the Building. Tenant shall keep closed at all times, except for ordinary use, all corridor entrance/exit doors in the Leased Premises.

(j)    Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Leased Premises or permit or suffer the Leased Premises to be occupied or used in a manner offensive or objectionable to landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business there, nor shall any animals or birds be brought in or kept about the Leased Premises or the Building.

(k)    Tenant shall see that the doors and windows, if operable, of the Leased Premises are closed and securely locked before leaving the Building and shall observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant's employees leave the Building and that all electricity shall likewise be shut off so as to reasonably prevent waste or damage. For any default of or under this Lease by Tenant or carelessness of Tenant, Tenant shall reimburse, indemnify and hold harmless Landlord and all other tenants and occupants of the Project for or front all injuries or losses sustained by Landlord or other tenants or occupants of the Building.

In addition to all other liabilities for any failure by Tenant to observe the rules and regulations, Tenant shall pay to Landlord an amount equal to any increase in insurance premiums payable by the Landlord or any other tenant in the Building caused solely by such failure. The inability of Landlord to cause another occupant of the Building to comply with the rules and regulations will neither excuse Tenant's obligation to comply with the rules or any other provisions of this Lease, nor cause Landlord to he liable to Tenant for any damages resulting to Tenant. Tenant shall cause its employees, agents, invitees, licensees and contractors to comply with all rules and regulations for the Project.

19.          EMINENT DOMAIN. If there shall be taken by exercise of the power of eminent domain during the Term of this Lease any of the Leased Premises. Landlord or Tenant may elect to terminate this Lease. If more than ten percent (10%) of the Building shall be taken by exercise of the power of eminent domain during the Term of this Lease, Landlord may elect to terminate this Lease. If neither party terminates this Lease, then this Lease shall continue in full force and effect, except that Rent shall be reduced in proportion to the area of the Leased Premises to be taken and Landlord shall repair any damage to the Leased Premises or Building resulting from such taking. All sums awarded or agreed upon between Landlord and the condemning authority for the raking of the interest of Landlord or Tenant, whether as damages or as compensation, will be the property of Landlord without prejudice, and are hereby assigned from Tenant (to the extent of Tenant's interest) to Landlord. However, as to claims of Tenant against the condemning authority on account of the unamortized cost of leasehold improvements paid For by Tenant taken by the condemning authority. If this Lease should he terminated tinder any provision of this Paragraph 19. Rent shall be payable up to the date that possession is taken by the condemning authority and Landlord will refund to Tenant any prepaid unaccrued Rent less any sum then owing by Tenant to Landlord.

20.          ACCESS BY LANDLORD. Landlord, its agents and employees shall have access to and the right to enter upon the Leased Premises at any reasonable time and upon reasonable notice during regular business hours except for an emergency to examine the condition thereof, to make any repair's or alterations required to be made by Landlord hereunder, to show the Leased Premises to prospective purchasers, mortgagees or tenants and for any other purpose deemed reasonable by Landlord. In addition, Landlord may post "For Rent” signs on or about the Project advertising the Building and Leased Premises for lease.

21.          INTENTIONALLY DELETED.

22.          DEFAULT AND REMEDIES.

(a)    Each of the following acts or omissions of Tenant or occurrences shall constitute and "Event of Default":

(i)          Failure or refusal by Tenant to timely pay Rent or other payments hereunder within two (2) business days following written notice to Tenant of such failure.

(ii)        Failure to perform or observe any other covenant or condition of this Lease by Tenant to be performed or observed prior to the expiration of a period of thirty (30) days following written notice to Tenant specifying with particularity such failure (plus an additional reasonable period as may be required by Tenant to cure such default if Tenant shall diligently pursue the cure of such default until the same shall be cured).

(iii)          The filing or execution or occurrence of any of the following with respect to either Tenant or any guarantor of this Lease: a petition in bankruptcy or other solvency proceeding by or against them; or any petition or answer seeking relief under any provision of the Bankruptcy Code or an assignment for the benefit of creditors or composition: or a petition or other proceeding by or against them for the appointment of a trustee, receiver or liquidator of them or any of their property; or a proceeding by any governmental authority for the dissolution or liquidation of them.

(b)    This Lease and the Term and estate hereby granted and the demise hereby made are subject to the limitation that if and whenever any Event of Default shall occur, Landlord may, at its option, in addition to till other rights and remedies given hereunder or by law or equity, do any one or more of the following:

(i)          Terminate this Lease, in which event Tenant shall immediately surrender possession of the Leased Premises to Landlord.

(ii)          Enter upon and take possession of the Leased Premises and expel or remove Tenant and any other occupant therefrom, with or without terminating the Lease.

(iii)        Change or alter locks and other security devices at the Leased Premises prohibiting entry into the Leased Premises and deny Tenants access thereto. In connection with such change or alteration, of locks. Landlord shall have no obligation to advise Tenant of the change of locks other than to provide written notice at the Demised Premises of the person Tenant may contact, during normal business hours for the Leased Premises, to acquire additional information. Furthermore, Tenant waives all rights under Section 91 of the Texas Property Code, to which it is otherwise entitled.

(iv)       Perform any action required to be performed by Tenant hereunder.

(c)    Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance or surrender of the Leased Premises by Tenant, whether by agreement or by operation of the law, it being understood that such surrender can he affected only by the written agreement of Landlord and Tenant. No such alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Leased Premises shall be deemed unauthorized or constitute a conversion. Tenant hereby consenting, after an Event of Default, to the aforesaid exercise of dominion over Tenant's property within the Building. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of Landlord's compliance with distress warrant, forcible detainer proceeding, sequestration proceedings, or other legal process. Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

(d)    In the event Landlord elects to terminate the Lease by reason of an Event of Default. Then, notwithstanding such termination, Tenant shall be liable, as damages to Landlord and not as a penalty, for the breach of this Lease, and shall pay to Landlord the total of (i) the reasonable costs of recovering the Leased Premises and the sum of all Rent and other indebtedness accrued to the date of such termination, (ii) the Rent due hereunder which was suspended or waived because of any "free rent period", (iii) out of pocket expenses of Landlord in constructing the Tenant finish required under this Lease, (iv) all commissions paid by Landlord in connection with this Lease, (v) the amount of the excess of (a) the total Rent and other benefits which Landlord would have received under this Lease for the remainder of the Term (at rates then in effect) together with all other expenses incurred by Landlord in connection with Tenant's default, over (b) the Fair Market Value of the Balance of the Lease Term (as hereinafter defined) as of the time of such breach: and (vi) all other sums of money and damages then owing by Tenant to Landlord. As used herein, the term "Fair Market Value of the Balance of the Lease Term shall mean the difference between art amount equal to all Rent and other benefits payable over the remainder of the Lease Term, minus reasonable rental value of the Leased Premises for the same period. by comparison to other tenants of the Building (or, if there are no comparable tenants in the Building, in comparable buildings) and to other leasing space of comparable size, similarly situated, for a lease term comparable to the remainder of the Term, with such difference discounted to a present value based upon a rare of seven percent (7%) per annum.

(e)    In the event that Landlord elects to repossess the Leased Premises without terminating the Lease, then Tenant shall be liable for and shall pay to Landlord all Rent and other indebtedness accrued to the date of such repossession, plus rent required to be paid by Tenant to Landlord during the remainder of the Term until the date of expiration of the Term as stated in Paragraph 2, diminished by any net sums thereafter received by Landlord through reletting the Leased Premises during said period (after deducting reasonable expenses incurred by Landlord as provided in Subparagraph 22(1) hereof). Actions to collect amounts due by Tenant provided for in this Paragraph may be brought front time to time by Land lord during the aforesaid period, on one or more occasions, without the necessity of Landlord's waiting until expiration of such period; and in no event shall Tenant he entitled to any excess of Rent (or Rent plus other sums) obtained by reletting over and above the Rent provided for in this Lease.

(f)    In the case of an Event of Default, Tenant shall also be liable for and shall pay to Landlord in addition to any sum provided to be paid above, (i) reasonable broker's fees incurred by Landlord in connection with reletting the whole or any part of the Leased Premises, (ii) the reasonable cost of removing and storing Tenants or other occupants property; (iii) reasonable cost of repairing, altering, remodeling or otherwise purring the Leased Premises into condition acceptable to a new tenant or tenants, and (iv) all reasonable expenses incurred by Landlord in enforcing Landlord's remedies, including reasonable attorneys' fees. Past due Rent and other past due payments shall bear interest from maturity until paid by Landlord to Tenant at the rate described in Paragraph 40 hereof.

(g)          In the event of repossession of the Leased Premises after an Event of Default. Landlord shall not have any obligation to reset or attempt to reset the Leased Premises, or any port ion thereof, or to collect Rent after reletting: but Landlord shall have the option to relet or attempt to relett and in the event of reletting. Landlord may reset the whole or any portion of the Leased Premises for any period, to any tenant, and for any use and purpose.

(h)          If Tenant should fail to make any payment or cure any Event of Default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other Event of Default for the account of Tenant (and enter the Leased Premises for study purposes) and thereupon Tenant shall be obligated to, and hereby agrees to pay Landlord upon demand, as additional Rent hereunder, all reasonable costs, expenses and disbursements (including reasonable attorneys' fees) incurred by Landlord in taking such remedial action.

(i)    In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting the right to terminate this Lease, to a lien upon the property of Landlord and/or upon Rent due Landlord), but prior to any such action Tenant will give landlord written notice specifying such default with particularity and Landlord shall have thirty (30) days (plus an additional reasonable period as may be required by Landlord to cure such default, if Landlord shall diligently pursue the cure of such default until same shall be cured) in which to cure any such default. Unless and until Landlord bills to so cure any default after such notice, Tenant shall also have any remedy or causes of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions, and all such obligations will be binding upon Landlord only during period of its ownership of the Building and not thereafter. Landlord shall have no personal liability for the performance of any obligations hereunder, recourse by any party for default against Landlord being limited to Landlord's interest in the Building. The term "Landlord" shall mean only the owner of the Building at the date a commencement of the Term, and in the event of the transfer by such owner (or subsequent owner) of its interest in the Building, such previous owner shall thereupon be released and discharged from all covenants and obligations of the Landlord under this Lease thereafter accruing, and Tenant agree to look only to the new owner for the performance of the obligations of Landlord hereunder.

(j)    In any circumstances set out in this Lease where Landlord is permitted to enter upon Leased Premises during  the Term, whether for the purposes of curing any default of Tenant or repairing damage resulting from fire or other casualty or an eminent domain taking or where Landlord is otherwise permitted hereunder or by law to go upon the Leased Premises, no such entry in accordance therewith will constitute an eviction or disturbance of Tenant's use and possession of the Leased Premises or a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages for loss of business or for any other reason to entitle tenant to be relieved from any of its obligations hereunder or grant Tenant any right of setoff or recoupment or other remedy; and in connection with any such entry incident to performance of repairs, replacements, maintenance or construction, all of the aforesaid provisions shall be applicable notwithstanding that Landlord may elect to take building materials in, to or upon the Leased Premises that may be required or utilized in connection with such entry by Landlord.

(k)    In the event Landlord commences any proceedings against Tenant for nonpayment of Rent or any other sum due and payable by Tenant hereunder. Tenant will not interpose any non-compulsory counterclaim against Landlord of whatever nature or description in any such proceedings, and in the event Tenant interposes any such non-compulsory counterclaim or other claim against Landlord in such proceedings. Landlord and Tenant stipulate and agree that in addition to any other lawful remedy of Landlord, upon motion of Landlord, such non-compulsory counterclaim or other claim instituted by Tenant shall be severed from the proceeding institutes by Landlord and the proceedings instituted by landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of such non-compulsory counterclaim or any other claim asserted by Tenant: provided, however, the provisions of this sentence do not apply to counterclaims or claims by Tenant which may only be asserted in the aforesaid proceedings brought by Landlord or forever be barred if not asserted in said proceedings.

(l)    Landlord may seek to restrain or enjoin any breach or threatened breach of any covenant, duty or obligation of Tenant herein. The remedies of Landlord hereunder,  at law or in equity shall be deemed cumulative, and no remedy of landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other. Except as may be otherwise herein expressly provided, in all circumstances under this Lease where prior consent or permission of one party ("first party") is required before the other party ("second party") is authorized to take any particular type of action. the matter of whether to grant such consent or permission shall be within the sole and exclusive judgment and discretion of the first party; and it shall not constitute any nature of breach by the first party hereunder or any defense to the performance of any covenant, duty or obligation of the second party hereunder that the first party delayed or withheld the granting of such consent or permission, whether or not the delay or withholding of such consent or permission was prudent or reasonable or based on good cause.

(m)    The obligation of Tenant to pay all Rent and other sums hereunder provided to be paid by Tenant and the obligation of Tenant to perform Tenant's other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder, save and except only when an abatement thereof or reduction therein is herein expressly provided for and not otherwise. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against or withhold, deduct from or offset against any Rent and other sums provided hereunder to be paid Landlord by Tenant. Tenant waives and relinquishes any right to assert, either as a claim or as a defense, which Landlord is bound to perform or is liable for time nonperformance of any implied covenant or implied duty of Landlord not expressly herein set forth.

(n)          In the event of foreclosure by any 1ienholder of the Building or Project, Tenant shall not have a right to terminate this Lease, although Tenant hereby understands and agrees that such lienholder who or which forecloses its lien on the Building or Project -shall have the option to terminate this Lease (as such rights are further described in Paragraph 17(b)), unless such lienholder has agreed in writing to the contrary.

(o)          Under no circumstances whatsoever shall Landlord or Tenant ever by liable hereunder for consequential damages or special damages.

(p)          This Lease is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant within the meaning of Sections 365(e) and 365(e)(2) of the Bankruptcy Code. 11 U.S.C. §5101 et seq. ("Bankruptcy Code")

(q)          If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code. Any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the Estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and he promptly paid or delivered to Landlord.

(r)          Notwithstanding anything to the contrary, in any bankruptcy filed by or against Tenant, all Rent or other amounts payable by Tenant or on behalf of Tenant to Landlord tinder this Lease, whether or not expressly denominated as rent, shall constitute credit provided to the Bankruptcy Estate which shall have the priority set forth in Section 264(c)(1) of the Bankruptcy Code, and such designation as credit shall be binding on any trustee, assignee, or receiver of Tenant. Notwithstanding the foregoing, should Landlord's Section 364(c)(1) priority not be allowed, then any rents or other amounts due to Landlord under this Lease shall constitute administrative priority allowed pursuant to, inter alia, Section 503(b) of the Bankruptcy Code. Furthermore, Tenant agrees not to seek any extension under Section 365(d) of the Bankruptcy Code.

(s)          Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on or after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord any instrument confirming such assumption.

23.          NONWAIVER. Neither acceptance of Rent by Landlord nor failure by Landlord to complain of any action, non action or default of Tenant shall constitute a waiver of any of Landlords rights hereunder. Waiver by Landlord of any right for any default of Tenant shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default. Receipt by Landlord of Tenant's keys to the Leased Premises shall not constitute any acceptance or surrender of the Leased Premises.

24.          HOLDING OVER. If Tenant should remain in possession of the Leased Premises after the expiration of the Term without execution by Landlord and Tenant of a new lease, then Tenant shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance, subject to all the covenants and obligations of this Lease and at a daily rental of 1.50 times the per day Rent provided hereunder, computed on the basis of a thirty (30) day month. Additionally, Tenant shall pay Landlord for all direct damages sustained by Landlord by reason of Tenant's retention of possession. If any property not belonging to Landlord remains at the Leased Premises after the expiration of the Term of this Lease, Tenant hereby authorizes Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant. Tenant agrees to indemnify and hold Landlord harmless from all suits, actions, liability. loss, damages, and expenses in connection with or incident to any removal, exercise or dominion over, and/or disposition of such property by Landlord. The provisions of this Paragraph do not exclude Landlord's right of re-entry or any other right of Landlord hereunder.

25.    NOTICE. Any notice or request which may or shall be given tinder the terms of this Lease shall be in writing and shall be either delivered by hand to the Building management office (for Landlord) or the Leased Premises (by Tenant) or sent by United States Registered or Certified Mail, post prepaid, addressed to the parties hereto at the respective addressed set out opposite their names below. Such address may be changed from time to time by either party giving notice as provided above. Notice shall be deemed given when delivered (if delivered by hand) or when postmarked (if sent by mail).

Tenant: Deep Down. Inc. 8827 W. Sam Houston Pkwy., N. Suite 100 Houston, Texas 77040	Landlord: A-K-S-L 49 BELTWAY 8, L.P 8827 W. Sam Houston Pkwy N. Suite 200 Houston, TX 77040

26.    LANDLORD'S MORTGAGEE.

(a)    If the Project. Building and/or Leased Premises are at any time subject to a mortgage or deed of trust lien, then in any instance in which Tenant gives notice to Landlord alleging default by' Landlord hereunder. Tenant will also simultaneously give a copy of such notice to each Landlord's Mortgagee (provided Landlord or Landlord's Mortgagee shall have provided written notice to Tenant of the name and address of Landlord's Mortgagee), and each Landlord's Mortgagee shall have the right (but not the obligation) to cure or remedy such default during the period that is permitted to Landlord hereunder, plus and additional period or thirty (30) days, and Tenant will accept such curative or remedial action (if any) taken by Landlord's Mortgagee with the same effect as if such action had been taken by Landlord.

(b)    Tenant agrees that from time to time Tenant will deliver to Landlord a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (ii) the dates to which the Rent and other charges have been paid and (iii) that the Landlord is not in default or specifying each such default of which the person making the certificate may have knowledge, it being understood that any such statement so delivered may be relied upon by any landlord under any ground or underlying lease, or any prospective purchaser, mortgagee or any assignee of any mortgage on the Project or any part thereof.

27.          QUIET ENJOYMENT. Provided Tenant complies with its covenants, duties and obligations hereunder, Tenant shall quietly have, hold and enjoy the Leased Premises during the Term as against Landlord, subject to the terms and provisions of this Lease.

28.          TIME OF ESSENCE. In all instances where Landlord or Tenant is required hereunder to pay any sum or do any act at a particular indicated time or within an indicated period. it is understood that time is of the essence: and all performance due dates, time schedules and conditions precedent to exercising a right by Landlord or Tenant shall he strictly adhered to without delay except where otherwise expressly provided.

29.    MECHANIC'S LIEN. It because of any act or omission of Tenant, its employees, agents, contractors or subcontractors, any mechanic's lien or other lien, charge or order for the payment of money shall be filed against Landlord or against all or any portion of the Leased Premises or the Building. Tenant shall, at its own cost and expense, cause the same to be discharged of record within thirty (30) days after filing thereat and Tenant shall indemnify and save harmless Landlord against and from all reasonable costs and expenses, liabilities, suits, penalties, claims and demands, including, without limitation, reasonable attorneys fees, resulting therefrom.

30.    MEMORANDUM OF LEASE. Tenant agrees that, upon written request from Landlord, Tenant will within ten (10) days of such request deliver a copy of this Lease, or, if the Landlord so requests, a Memorandum of this Lease in recordable form to Landlord. Tenant shall not record this Lease or a memorandum thereof without the prior written consent of the Landlord. Any such recording without Landlords prior written consent shall be an Event of Default hereunder.

31.          INVALIDITY OF PARTICULAR PROVISIONS. If any clause or provision of this Lease is or becomes illegal, invalid or unenforceable because of present or future laws or any rule or regulation of any governmental or quasi- governmental body or any court holding effective during the Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby unless such invalidity is. in the sole determination of the Landlord, essential to the rights of both parties, in which event Landlord has the right, but not tine obligation, to terminate this Lease on written notice to Tenant.

32.          WAIVER OF BENEFITS. To the extent permitted by law, tenant waives the benefits of all existing and future rent control legislation and statutes and similar governmental rules and regulations, whether in time of war or not.

33.          WAIVER OF TRIAL BY JURY. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant,  Tenant's use or occupancy of the Leased Premised and any emergency statute or any other statutory remedy.

34.          MISCELLANEOUS TAXES. Tenant shall pay prior to delinquency all taxes assessed against or levied upon its occupancy of tine Leased Premises, or upon the fixtures, furnishings, equipment and all other personal property owned by Tenant located on the Leased Premises, if nonpayment thereof shall give rise to a lien on the real estate, and when possible Tenant shall use its best efforts to cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of the Landlord. In the event any or all of Tenant's fixtures, Furnishings, equipment and other personal property upon, or Tenant's occupancy of, the Leased Premises shall be assessed and taxed with the property of Landlord. Tenant shall pay to Landlord Tenant's share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's fixtures, furnishings, equipment or personal property along with a copy of the assessment and tax invoice.

35.     INTENTIONALLY DELETED.

36.    BROKERAGE. Tenant represents and warrants that, except for Mary Caldwell or Caldwell Companies, it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. The provisions of this Paragraph, in addition to all of Tenant's indemnities and covenants expressly set forth in this Lease, shall survive the termination of this Lease.

37.          NO REINSTATEMENT. No receipt of money by Landlord from Tenant after the termination of this Lease, after the service of any notice of any Event of Default or of termination of this Lease, or after the commencement of any suit or after final judgment for possession of the Leased Premises shall reinstate, continue to extend the term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord's consent is required.

38.          LIMITATION OF IMPLIED WARRANTY. Landlord's duties and warranties are limited to those expressly stated in this Lease and shall not include any implied duties or implied warranty now or in the future. LANDLORD HAS NOT MADE, AND TENANT MAY NOT RELY ON, ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO THE BUILDING, LEASED PREMISES OR OTHERWISE, EXPRESSED OR IMPLIED, EXCEPT AS STATED IN THIS LEASE. IN PARTICULAR, LANDLORD HAS NOT AUTHORIZED ANY AGENT OR BROKER TO MAKE A REPRESENTATION OR WARRANTY INCONSISTENT WITH THE TERMS OF THIS LEASE AND TENANT MAY NOT RELY ON ANY SUCH INCONSISTENT REPRESENTATION OR WARRANTY.

39.          CAPTIONS AND BINDING EFFECT. Paragraph captions are for convenience only and neither limit nor amplify the provisions of this Lease. The provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties, but this provision shall in no way alter the restriction herein in connection with assignment and subletting by Tenant. In the event of variation or discrepancy between copies of this Lease, Landlord's original copy shall control.

40.          INTEREST. Notwithstanding any provision of the Lease to the contrary, whenever this Lease provides for the payment of interest to Landlord, the rate of interest shall be the maximum rate allowed by applicable law, and if there is no maximum rate, then twelve percent (12%) per annum, however, regardless of any provision contained herein. or in any other document executed in connection herewith, no Landlord or holder of this Lease shall ever be entitled to receive, collect or apply, as interest on any amount owing hereunder, any amount in excess of the maximum non-usurious contract rate of interest allowed front time to time by applicable law ("Highest Lawful Rate"), and in the event any Landlord or holder of this Lease ever receives, collects, or applies, as interest. any such excess, such amount as would be excessive same shall be ipso facto reduced to the amount permitted by law; and if all amounts of this Lease shall be paid in full. any excess shall forthwith be paid to Tenant. In determining whether or not the interest paid or payable, tinder any specific contingency, exceeds the Highest Lawful Rate, the Landlord and any holder of this Lease shall, to the maximum extent permitted by law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest: (b) exclude voluntary prepayment and the effects thereof; and (c) compare the total amount of interest collected, contracted for. charged or received throughout the entire contemplated term of this Lease at the Highest Lawful Rate; provided that if all Tenant's obligations under this Lease are paid and performed prior to the end of the full contemplated terms thereof, and if the interest received for the actual period of existence hereof exceeds the Highest Lawful Rate, the Landlord and holder of this Lease shall refund to the Tenant the amount of such excess, and in such event, no Landlord or holder of this Lease shall be subject to any penalties provided by any laws for collecting, contracting for, charging or receiving interest in excess of the Highest Lawful Rate.

41.          INTENTIONALLY DELETED.

42.          ATTORNEYS' FEES. If, as a result of any breach or default by Tenant of its respective obligations under this Lease, Landlord employs an attorney to enforce or defend any of its rights or remedies hereunder, and if Landlord prevails, then Tenant shall pay to Landlord the reasonable attorneys' fees incurred by Landlord. If Tenant prevails, Landlord shall pay to Tenant the reasonable attorney's Fees incurred by Tenant.

43.          FORCE MAJURE. If the performance by Landlord or Tenant of any provision of this Lease is delayed or prevented by an Act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, flood and any other cause not within the control of Landlord or Tenant, then the period for landlord's or Tenant's performance of the provision shall be automatically extended for the same amount of time that Landlord or Tenant in so delayed or hindered.

44.          USE OF LANGUAGE. Words of any gender used in this Lease include any other gender, and words in the singular include the plural, unless the context otherwise requires.

45.          DAMAGE FROM CERTAIN CAUSES. Landlord or Tenant are not liable or responsible to the other party for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, or order of governmental body or authority, or for any damages or inconvenience that may arise through repair or alteration of any part of the Project, the Building or the Leased Premises, or failure to make any such repairs.

46.          GOVERNING LAW. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the local laws of the State of Texas.

47.         ASBESTOS OR OTHER HAZARDOUS SUBSTANCES. Tenant shall not cause or permit any hazardous substance or solid waste to be brought upon, kept or used in or about the Leased Premises by Tenant or its agents, employees, contractors or invitees (the "Tenant Group'). If Tenant breaches the obligations stated in the preceding sentence (which shall be an Event of Default under this Lease), or if the presence of a hazardous substance or solid waste otherwise occurs, in or about the Leased Premises caused by the Tenant Group, then Tenant shall indemnify, defend and hold harmless Landlord and Landlords' parents, subsidiaries, affiliates, officers, directors, employees, agents, attorneys and representatives front any and all claims, judgments, damages, penalties, fines, reasonable costs, liabilities or losses which arise during or after the Lease Term as a result of such contamination, and Tenant shall, at its sole cost and expense, cause the removal or containment of any such contamination in accordance with all laws, rules and/or regulations of any governmental authority having jurisdiction. Furthermore, if Landlord discovers any hazardous substance or solid waste on or about the Project, including, but not limited to asbestos in the Building of a material amount, Landlord shall have the option to terminate this Lease upon fifteen (15) days written notice to Tenant. The term "hazardous substances" and "solid waste" shall have the meanings specified in the Comprehensive Environmental Response. Compensation and Liability Act of  1980, as amended, the Resource Conservation and Recovery Act of 1976. as amended, the Texas Water Code and The Texas Solid Waste Disposal Act.

48.          AMENDMENT.  Except where (a) otherwise authorized, permitted or required by express terms of this lease, and (b) notice to consent or approval of, or joinder by any party has been expressly waived by the provisions hereof, no amendment, moderation, deletion, release, termination or extension of; alteration, variance or change in; or supplement to, the provisions of this Lease shall be valid or effective or otherwise binding on the parties hereto, unless and until such amendment, etc., shall have been reduced to writing and executed by the parties hereto with the same formality as this Lease.

49.          ENTIRE AGREEMENT. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT, WITH REGARD TO THE SUBJECT MATTER OF THIS LEASE AND THE TRANSACTIONS CONTEMPLATED HEREIN (a) THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES HERETO AND (b) THIS LEASE, INCLUDING THE DEFINED TERMS AND ALL EXHIBITS AND ADDENDUMS, IF ANY, ATTACHED HERETO, (i) EMBODIES THE FINAL AND COMPLETE AGREEMENT BETWEEN THE PARTIES; (ii) SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS NEGOTIATIONS, OFFERS, PROPOSALS, AGREEMENTS, COMMITMENTS, ASSURANCES AND UNDERSTANDINGS, WHETHER VERBAL OR WRITTEN, AND (iii) MAY NOT BE VARIED OR CONTRADICTED BY EVIDENCE OF ANY SUCH PRIOR OR CONTEMPORANEOUS MATTER OR BY EVIDENCE OF ANY SUBSEQUENT ORAL AGREEMENT OF THE PARTIES HERETO.

Executed on this the Day of November. 2008.

LANDLORD:

A-K-S-L 49 BELTWAY 8, LP., a Texas limited partnership

By:A-K-S-L 49, L.C.,
a Texas limited liability company, its General Partner

By:  /s/ Jay K. Sears
Name Jay Sears
Title:  Member-Manager

TENANT:

DEEPDOWN, INC.,
a Nevada Corporation

By:  /s/ Bradley Parro
Name:  Bradley Parro
Title:  Vice President